EXHIBIT 5.1

[Blockbuster Inc. Letterhead]

February 13, 2003

Blockbuster Inc.

1201 Elm Street, Suite 3200

Dallas, Texas 75270

Dear Sirs:

I am the Executive Vice President and General Counsel of Blockbuster Inc., a Delaware corporation (the “Company”). I am delivering this opinion in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), with respect to $25,000,000 of deferred compensation obligations (the “Obligations”) of the Company to be offered and sold under The Blockbuster Excess Investment Plan (the “Plan”).

In reaching the conclusions expressed in this opinion, I have examined and relied upon the originals, or copies certified to my satisfaction, of such documents, records and matters of law as I have deemed necessary as a basis for the opinions expressed herein, including the Restated Certificate of Incorporation and Bylaws of the Company, a copy of the Plan and relevant resolutions of the Company’s Board of Directors. As to questions of fact material to the opinion expressed below, I have, when relevant facts were not independently established by me, relied upon certificates of officers of the Company or other evidence satisfactory to me. In all such examinations, I have assumed the genuineness of all signatures on original and certified documents, the authenticity of all documents submitted to me as original documents, and the conformity to original or certified documents of copies submitted to me.

The opinion expressed herein is limited to matters controlled by the federal laws of the United States, the laws of the State of Texas and the Delaware General Corporation Law, which for purposes of this opinion means collectively the statutory provisions and the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, in each case as in effect on the date hereof. I am not admitted to the practice of law in the State of Delaware. Accordingly, my opinion herein as to the laws of the State of Delaware is based solely upon the latest generally available compilation of the Delaware General Corporation Law.

Based solely upon and subject to the foregoing, it is my opinion that the Obligations, when established pursuant to the terms of the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Plan, except as enforceability (i) may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and (ii) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to me in Item 5 of the Registration Statement. In giving this consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Edward B. Stead

Edward B. Stead